Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2026 THIRD QUARTER AND NINE-MONTH RESULTS;

RAISES FULL YEAR SALES GUIDANCE AND REAFFIRMS EARNINGS OUTLOOK

Third Quarter Net Sales of $430 Million with Diluted EPS of $2.13; Nine-Month Sales Increased to $1.1 Billion with Diluted EPS of $4.43

Quarterly Cash Dividend of $0.80 Per Share to be Paid on December 31, 2026

New York, New York, November 4, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today reported results for the third quarter and nine months ended September 30, 2026.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Net Sales	$430	$430	flat	$1,115	$1,102	+1%
Gross Margin	67.1%	63.5%	+360 bps	66.0%	64.4%	+160 bps
Operating Income	$118	$109	+9%	$241	$243	(1%)
Operating Margin	27.4%	25.3%	+210 bps	21.6%	22.0%	(40) bps
Net Income attributable to Interparfums, Inc.	$68	$66	+4%	$142	$140	+1%
Diluted EPS	$2.13	$2.05	+4%	$4.43	$4.36	+2%

The average dollar/euro exchange rate for the 2026 third quarter was 1.15 compared to 1.17 in the 2025 third quarter, leading to a 0.4% foreign exchange loss. For the first nine months, the average dollar/euro exchange rate was 1.16 compared to 1.12 in the first nine months of 2025, leading to a 1.5% foreign exchange gain.

Data may not foot due to rounding

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Our results for the third quarter and nine months reflect multiple drivers, primary among them our global portfolio which allows us to support overall performance by capturing opportunities where consumer demand remains healthy while simultaneously mitigating the effect of challenging conditions in certain of our markets. The hard work of our team is driving meaningful progress across the Company through key operational and financial initiatives, as well as brand innovation and investment. These activities are strengthening our execution and positioning us for a strong finish to 2026 with continued optimism for 2027and 2028, as we prepare for a series of blockbuster releases across our brand portfolio.

“Growth across key brands and markets in the first nine months of 2026 demonstrated the resilience of our business model, as gains in North America, Asia/Pacific and Central and South America offset softer demand and operational and geopolitical challenges in other regions, including Eastern Europe and the Middle East. Sales in North America, our largest market, rose 4%, driven by continued market growth, the launch of several extensions, particularly for Coach, as well as successful marketing and advertising investments. Asia/Pacific sales increased 12% primarily due to brand initiatives with Coach and Jimmy Choo, the expansion of Ferragamo and GUESS, and continued success of our new affiliate in Korea that opened in late 2025. Central and South America net sales increased 12% thanks to the success of women’s and men’s Coach franchises, as well as the strength of the Montblanc Legend line and robust growth from Jimmy Choo.

“Growth through the first nine months of 2026 was partially offset by declines of 3% in Western Europe amid softer consumer demand, 15% in Eastern Europe due to operational challenges that disproportionately affected Lanvin and Lacoste, and 19% in the Middle East and Africa, primarily reflecting the ongoing war in the Middle East.

“By brand, year to date sales grew across several of our key franchises and geographies. For brands managed by our European based operations, Coach increased 15%, Jimmy Choo rose 5%, and Montblanc grew 8%. While Lacoste sales declined 9% year to date, the brand returned to growth in the third quarter, rising 4%, after a challenging first half that reflected a strong prior year comparison due to robust innovation and softer conditions in Eastern Europe. For brands managed by our United States based operations, GUESS grew 7%, Donna Karan/DKNY rose 4%, and Roberto Cavalli grew 6%. Ferragamo sales declined 2%, reflecting challenging market conditions in Europe, which is the core region for the brand.”

Continued Portfolio-Wide Innovation and Expansion

Mr. Madar continued, “We have continued to scale our brand reach and capture new audiences through line extensions across our portfolio. During the 2026 third quarter, these included: Jimmy Choo, I Want Choo Midnight for women; Montblanc, Explorer Infinite for men; Lacoste, Original Intense for women; and DKNY, Women Skyline. Our extension-driven launch strategy is building momentum into 2027, with additional extensions due before year-end 2026, a diverse pipeline of introductions from our core brands, and fragrance debuts from our newest brands Longchamp, Off-White and PUMA.”

Closing Remarks

Mr. Madar concluded, “Our execution throughout this year highlights the resilience of our premier fragrance portfolio as we successfully manage evolving market dynamics. By keeping our brand partners, retailers, and global consumers at the heart of our operations, we continue to capture meaningful global demand. We believe that our emphasis on maximizing productivity alongside targeted marketing investments will support our ability to drive sustained, profitable growth in 2027 and 2028.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, noted, “Through the first nine months of the year, we delivered measured top-line growth, expanded gross margins, and generated higher net income while investing in the success of our brands and driving further improvements in cash conversion and inventory efficiency. Our disciplined cash management and capital allocation strategy has enabled us to amass significant cash balances, positioning the Company to continue returning capital to shareholders and providing the flexibility to potentially acquire one or more brands, either on a proprietary basis or as a licensee should the opportunity materialize.”

Consolidated sales growth in the third quarter was flat on a reported and organic basis. Sales rose 1% for the first nine months of 2026, reflecting organic decline of 1% offset by positive impacts from new brands and favorable foreign exchange dynamics. The ongoing war in the Middle East represented a headwind of 1% in the third quarter and 2% for the first nine months of this year.

Consolidated gross margin in the third quarter and first nine months of 2026 expanded by 360- and 160-basis points to 67.1% and 66.0%, respectively. These increases were the result of favorable segment, brand and channel mix as well as lower than expected destruction costs driven by our inventory efficiency programs, which were partially offset by higher tariff expenses. Gross margin also benefited from one-time IEEPA tariff refunds of $7.9 million in the third quarter of 2026 and $14.8 million for the first nine months of 2026.

Selling, General and Administrative expenses (“SG&A”) as a percentage of sales rose to 39.7% and 44.4% in the third quarter and first nine months of 2026, respectively, compared to 38.2% and 42.4% during the prior year periods. The increases were primarily due to higher brand marketing investments, royalty costs growing ahead of sales driven by an unfavorable brand mix, and higher logistics costs related to supply chain transitions and channel mix.

Advertising and promotional (“A&P”) expenses in the third quarter and first nine months of 2026 totaled $65 million and $194 million, representing 15.1% and 17.4% of sales, compared to 15.3% and 16.9% of sales during the respective prior year periods. As shared last quarter, we are reinvesting the tariff refunds to support the strong momentum we are seeing in the United States market, drive our top-line growth and position the Company for a successful 2027; as such, we anticipate our full year 2026 A&P expenditures will approach our long-term target of approximately 21% of net sales.

The metrics mentioned resulted in the 2026 third quarter operating margin expanding 210-basis points to 27.4% from 25.3%, although operating margin year to date was 21.6% compared to 22.0% in the prior year period.

Our consolidated effective tax rate was 24.6% for the nine months ended September 30, 2026 compared to 23.5% in the prior year period, which was helped by a $2 million one-time gain in the prior period.

Third quarter net income rose 4% to $68 million, or $2.13 per diluted share, compared to $66 million or $2.05 per share in the prior year period. Net income for the first nine months of 2026 increased 1% to $142 million from $140 million, and diluted EPS rose 2% to $4.43 compared to $4.36 a year ago. As a percentage of sales, net income expanded to 15.9% in Q3 2026 and remained stable at 12.7% for the first nine months of 2026.

Strengthened Financial Position, Cash Conversion, and Efficiency

Mr. Atwood continued, “As of September 30, 2026, we reported $240 million in cash, cash equivalents and short-term investments, and working capital of $731 million. We continued to enhance our cash conversion in the first nine months of 2026, with operating cash flow reaching $102 million, or 56% of net income, up from $68 million, or 38% of net income, in the prior year period. We reduced total inventory levels by 3% compared to the prior year period, translating to a reduction of 16 days inventory on hand as we continue to drive inventory efficiencies and work to increase conversion of raw materials into finished goods. Long-term debt, excluding current maturities, approximated $147 million.”

Share Repurchase

In July 2026, the Board of Directors of our Company authorized a share repurchase program to purchase outstanding shares in either our Company (IPAR) or its majority owned Paris based subsidiary, Interparfums SA, whose shares trade on the Euronext under the symbol “ITP,” or both.

During the third quarter of 2026, the Company invested approximately $50 million to acquire additional shares of Interparfums SA under this program, increasing its ownership interest from approximately 72.5% to 74.3%. The Company continues to control and consolidate Interparfums SA, and the purchases and related costs were accounted for as equity transactions.

Increases 2026 Sales Guidance, Maintains EPS Outlook

The Company is increasing its 2026 sales outlook from $1.48 billion to $1.49 billion and maintaining EPS of $4.85. EPS guidance for 2026 includes the expected effect of refunds already received associated with approximately $17.7 million of estimated IEEPA tariffs paid by the Company. As of September 30, 2026, the Company has recognized $16.4 million of these refunds in its Condensed Consolidated Statements of Income, with the majority of the remaining $1.4 million expected to be realized in the current fourth quarter.

Interparfums plans to release its initial guidance for full-year 2027 on Wednesday, November 18, 2026, after the close of the market.

Dividend

The Company’s regular quarterly cash dividend of $0.80 per share will be paid on December 31, 2026 to shareholders of record on December 15, 2026.

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Thursday, November 5, 2026

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820

International: (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 74% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our licensed portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, PUMA, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Annick Goutal, Lanvin, Off-White, Rochas, and Solférino.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan: (212) 836-9608 / devin.sullivan@theequitygroup.com
Chief Financial Officer		Conor Rodriguez: (212) 836-9628 / conor.rodriguez@theequitygroup.com
(212) 983-2640		www.theequitygroup.com
www.interparfumsinc.com

See Accompanying Tables

INTERPARFUMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

Assets	September 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$131,912	$158,091
Short-term investments	108,334	137,093
Accounts receivable, net	375,407	320,625
Inventories	376,154	351,377
Receivables, other	7,246	9,014
Other current assets	45,102	39,954
Income taxes receivable	122	11,211
Total current assets	1,044,277	1,027,365
Property, equipment and leasehold improvements, net	174,434	184,891
Right-of-use assets, net	19,358	23,347
Trademarks, licenses and other intangible assets, net	308,258	325,185
Deferred tax assets	9,037	4,234
Other assets	21,032	20,226
Total assets	$1,576,396	$1,585,248

Liabilities and Equity
Current liabilities:
Loans payable - banks	$3,974	$9,400
Current portion of long-term debt	43,084	54,774
Current portion of lease liabilities	6,142	6,326
Accounts payable – trade	81,111	77,210
Accrued expenses	168,018	189,622
Income taxes payable	10,917	6,671
Total current liabilities	313,246	344,003
Long–term debt, less current portion	147,381	121,254
Lease liabilities, less current portion	11,557	15,967
Deferred tax liabilities	1,608	—
Total liabilities	$473,792	$481,224

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.001 par; authorized 100,000,000 shares; issued 41,105,825 and 41,100,125 and outstanding 32,026,981 and 32,067,285 shares at September 30, 2026 and December 31, 2025, respectively	32	32
Additional paid-in capital	95,227	127,541
Retained earnings	881,169	828,906
Accumulated other comprehensive loss	(27,293)	(9,029)
Treasury stock, at cost, 9,078,844 and 9,032,840 shares at September 30, 2026 and December 31, 2025, respectively	(70,670)	(66,734)
Total Interparfums, Inc. shareholders’ equity	878,465	880,716
Noncontrolling interest	224,139	223,308
Total equity	1,102,604	1,104,024
Total liabilities and equity	$1,576,396	$1,585,248

INTERPARFUMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net sales	$429,508	$429,579	$1,115,430	$1,102,334

Cost of sales	141,312	156,762	379,070	392,451

Gross margin	288,196	272,817	736,360	709,883

Selling, general and administrative expenses	170,322	164,261	495,411	467,074

Income from operations	117,874	108,556	240,949	242,809

Other expenses (income):
Interest expense	1,554	2,305	4,445	5,637
Gain (loss) on foreign currency	(331)	2,215	(162)	4,576
Interest and investment income	(1,314)	(2,547)	(4,322)	(1,199)
Other loss (income)	514	(978)	85	(1,302)

Income before income taxes	117,451	107,561	240,903	235,097

Income taxes	29,275	24,282	59,142	55,218

Net income	88,176	83,279	181,761	179,879

Less: Net income attributable to the noncontrolling interests	19,973	17,470	39,705	39,590

Net income attributable to Interparfums, Inc. common shareholders	$68,203	$65,809	$142,056	$140,289

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$2	$2.05	$4.44	$4.37
Diluted	$2	$2.05	$4.43	$4.36

Weighted average number of shares outstanding:
Basic	32,026	32,113	32,027	32,114
Diluted	32,039	32,149	32,031	32,158

Dividends declared per share	$0.80	$0.80	$2.40	$2.40